TimeWarner                                                          Exhibit 99.1


                                                               NEWS
                                                               -----------------



For Immediate Release


                     MOTOROLA CHAIRMAN AND CEO EDWARD ZANDER
                AND TIME WARNER PRESIDENT AND COO JEFFREY BEWKES
                    TO JOIN TIME WARNER'S BOARD OF DIRECTORS

NEW YORK, January 25, 2007 - Time Warner Inc. (NYSE: TWX) announced that its Board of Directors has elected Edward J. Zander and Jeffrey L. Bewkes to join the Board, effective today.

Mr. Zander is Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Bewkes is Time Warner's President and Chief Operating Officer.

Dick Parsons, Chairman and CEO of Time Warner, said: "Ed Zander is a smart, seasoned Fortune 100 CEO with nearly 30 years of experience in the communications and technology industries. In addition to enhancing our Board's independence, Ed brings recognized expertise in mobile and broadband communications, which are among the key areas of growth and opportunity for our company. I'm confident he'll be a great contributor to our Board."

Mr. Parsons added: "Jeff Bewkes has been a highly effective partner as we've worked together in turning Time Warner around and setting it firmly on a path of sustainable growth. As COO, Jeff's been a superb leader of our businesses, driving the AOL transition, encouraging superior performance across the company, and working to realize our full potential, especially in the advancement of our digital capabilities. His intimate knowledge of our company and industry, along with his intelligence, energy and character, will make him a valuable addition to our Board. Jeff and I share great confidence in Time Warner's prospects, and I look forward to continuing to work with him and the rest of our Board in guiding our company into the future."

Robert C. Clark, who chairs the Time Warner Board's Nominating and Governance Committee, said: "The Board of Directors has sought to enhance the breadth and depth of experience on our Board in a number of important areas, so we're very pleased to welcome Ed Zander and Jeff Bewkes as new Directors. Both are widely respected business leaders with solid records of achievement. Ed brings valuable experience in consumer technology and communications to our Board, while Jeff is an exceptional media executive with a keen understanding of Time Warner's businesses and their potential."

Mr. Zander said: "I'm honored to have this opportunity to serve on the Board of this great company and to work alongside its distinguished Board members in helping maximize long-term value for Time Warner's stockholders."

Mr. Bewkes said: "I appreciate the confidence of Dick and the Board, and I'm pleased to be able to contribute to Time Warner's success in this new role. Our entire management team has been focused on building the value of this company for the long term, and I look forward to continuing that effort with Dick and the Board as we move forward together."

With the election of Messrs. Zander and Bewkes, Time Warner's Board now has 14 members, six of whom have joined the Board since January 2004. The other members of Time Warner's Board are Richard D. Parsons, James L. Barksdale, Stephen F. Bollenbach, Frank J. Caufield, Robert C. Clark, Mathias Dopfner, Jessica P. Einhorn, Reuben Mark, Michael A. Miles, Kenneth J. Novack, Francis T. Vincent, Jr. and Deborah C. Wright.

About Edward J. Zander

Since becoming Motorola's Chairman of the Board and Chief Executive Officer in January 2004, Mr. Zander, 60, has successfully reorganized the company, overseen the introduction of exciting new products and sharpened Motorola's focus on innovation and operational efficiency. He entered his position with over 25 years of experience in the technology industry.

Prior to joining Motorola, Mr. Zander was a Managing Director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Before that, he served as President and Chief Operating Officer of Sun Microsystems until June 2002. During his tenure, Mr. Zander grew Sun to $18 billion in annual revenues, established it as the number-one company in the server market and built it into the pre-eminent supplier of network infrastructure. Earlier, he served as President of Sun's software group. Prior to joining Sun in 1987, he held senior management positions at Apollo Computer and Data General.

An active member of the civic and business communities, Mr. Zander serves as Chairman of the Technology CEO Council, as a member of the Dean's Advisory Council of the School of Management at Boston University and as a director of Netezza Corporation, The Art Institute of Chicago and After School Matters, Chicago. He recently served on the board of directors for the Jason Foundation for Education.

Mr. Zander received a bachelor of science degree in electrical  engineering from
Rensselaer   Polytechnic   Institute   and  a   master's   degree  in   business
administration and an honorary Ph.D. from Boston University.

About Jeffrey L. Bewkes

Mr. Bewkes, 54, was named President and Chief Operating Officer of Time Warner Inc. in December 2005. In this position, he oversees Time Inc., HBO, Turner Broadcasting (CNN, TNT, TBS, Cartoon Network), Warner Bros. and New Line Cinema, Time Warner Cable and AOL.

Before assuming his current position, Mr. Bewkes was Chairman of Time Warner's Entertainment and Networks Group since 2002. Before that, he was Chairman and CEO of HBO since 1995, having been President/COO from 1991 and CFO for the preceding five years. Before joining HBO, Mr. Bewkes served for two years as an account officer for Citibank, NA, in New York.

Mr. Bewkes serves on the board of trustees for Yale University and the Museum of the Moving Image and on the advisory boards for Stanford Graduate School of Business, the American Museum of Natural History, The Creative Coalition and the Museum of Television and Radio.

Mr. Bewkes has a BA degree from Yale University and an MBA degree from Stanford Graduate School of Business.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

                                      # # #

Contacts:
Edward Adler
(212) 484-6630

Keith Cocozza
(212) 484-7482